                                                                         EX-10.3

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                dated May 8, 2006

                                  by and among

                            BROOKS AUTOMATION, INC.,

                       BRAVO ACQUISITION SUBSIDIARY, INC.

                                       and

                             SYNETICS SOLUTIONS INC.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                    ARTICLE I
                                   THE MERGER
1.1.   The Merger........................................................     1
1.2.   The Closing.......................................................     1
1.3.   Actions at the Closing............................................     1
1.4.   Additional Action.................................................     2
1.5.   Conversion of Shares..............................................     2
1.6.   Dissenting Shares.................................................     2
1.7.   Options...........................................................     3
1.8.   Articles of Incorporation and By-laws.............................     3
1.9.   Directors.........................................................     3
1.10.  No Further Rights.................................................     4
1.11.  Closing of Transfer Books.........................................     4

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY
2.1.   Organization, Qualification and Corporate Power...................     4
2.2.   Capitalization....................................................     4
2.3.   Authorization of Transaction......................................     5
2.4.   Noncontravention..................................................     6
2.5.   No Subsidiaries...................................................     6
2.6.   Financial Statements..............................................     6
2.7.   Absence of Certain Changes........................................     6
2.8.   Undisclosed Liabilities...........................................     6
2.9.   Tax Matters.......................................................     7
2.10.  Assets............................................................     8
2.11.  Real Property.....................................................     9
2.12.  Real Property Leases..............................................     9
2.13.  Intellectual Property.............................................     9
2.14.  Inventory.........................................................    11
2.15.  Contracts.........................................................    11
2.16.  Accounts Receivable...............................................    12
2.17.  Powers of Attorney................................................    12
2.18.  Insurance.........................................................    12
2.19.  Litigation........................................................    13
2.20.  Warranties........................................................    13
2.21.  Employees.........................................................    13
2.22.  Employee Benefits.................................................    14
2.23.  Environmental Matters.............................................    15
2.24.  Legal Compliance..................................................    16
2.25.  Customers and Suppliers...........................................    16
2.26.  Permits...........................................................    16
2.27.  Certain Business Relationships With Affiliates....................    16
2.28.  Brokers' Fees.....................................................    16
2.29.  Books and Records.................................................    16
2.30.  Disclosure........................................................    17

                                   ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY
                                   SUBSIDIARY
3.1.   Organization and Corporate Power..................................    17
3.2.   Authorization of Transaction......................................    17
3.3.   Noncontravention..................................................    17

                                   ARTICLE IV
                                    COVENANTS
4.1.   Closing Efforts...................................................    17
4.2.   Governmental and Third-Party Notices and Consents.................    18
4.3.   Operation of Business.............................................    19
4.4.   Access to Information.............................................    22
4.5.   Notice of Breaches................................................    22
4.6.   Exclusivity.......................................................    23
4.7.   Expenses..........................................................    23
4.8.   Indemnification...................................................    23
4.9.   Open Inventory....................................................    24
4.10.  Employees.........................................................    24
4.11.  Israeli Operations................................................    24
4.12.  Permitted Credits.................................................    24

                                    ARTICLE V
                      CONDITIONS TO CONSUMMATION OF MERGER
5.1.   Conditions to Obligations of the Buyer and the Transitory
          Subsidiary.....................................................    24
5.2.   Conditions to Obligations of the Company..........................    26

                                   ARTICLE VI
                                 INDEMNIFICATION
6.1.   Indemnification by the Indemnifying Securityholder................    26
6.2.   Indemnification by the Buyer......................................    27
6.3.   Indemnification Claims............................................    27
6.4.   Survival of Representations and Warranties........................    29
6.5.   Limitations.......................................................    29

                                   ARTICLE VII
                                   TERMINATION
7.1.   Termination of Agreement..........................................    30
7.2.   Effect of Termination.............................................    30

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS
8.1.   Proprietary Information.............................................  31
8.2.   Solicitation and Hiring.............................................  31

                                   ARTICLE IX
                                   DEFINITIONS

                                    ARTICLE X
                                  MISCELLANEOUS
10.1.  Press Releases and Announcements..................................    39
10.2.  No Third Party Beneficiaries......................................    39

10.3.  Entire Agreement..................................................    39
10.4.  Succession and Assignment.........................................    39
10.5.  Counterparts and Facsimile Signature..............................    39
10.6.  Headings..........................................................    39
10.7.  Notices...........................................................    39
10.8.  Governing Law.....................................................    40
10.9.  Amendments and Waivers............................................    40
10.10. Severability......................................................    41
10.11. Submission to Jurisdiction........................................    41
10.12. Construction......................................................    41

Exhibit A.   Form of U.S. Supply Agreement

Opinion A.   Form of Opinion of Counsel to the Company
Opinion B.   Form of Opinion of Counsel to the Primary Shareholder
Opinion C.   Form of Opinion of Counsel to the Buyer
Opinion D.   Form of Opinion of Counsel to the Transitory Subsidiary

Disclosure Schedule

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is entered into and made effective as of May 8, 2006 by and among Brooks Automation, Inc., a Delaware corporation (the "Buyer"), Bravo Acquisition Subsidiary, Inc. an Oregon corporation and wholly owned subsidiary of the Buyer (the "Transitory Subsidiary"), and Synetics Solutions Inc., an Oregon corporation (the "Company").

     This Agreement contemplates a merger of the Transitory Subsidiary into the Company. In such merger, the holders of shares of common stock of the Company will receive cash in exchange for such shares.

     Certain capitalized terms used in this Agreement have the meanings ascribed to them in Article IX.

     In consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

                                    ARTICLE I
                                   THE MERGER

     1.1. The Merger. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company at the Effective Time. From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the Surviving Corporation. The Merger shall have the effects set forth in Section 60.497 of the Oregon Business Corporation Act.

     1.2. The Closing. The Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP in Boston, Massachusetts (or remotely via the exchange of documents and signatures), commencing at 9:00 a.m., Eastern time, on the Closing Date; provided, however, that the Closing may only occur if on the Closing Date the Joint Venture Conditions have been satisfied or waived.

     1.3. Actions at the Closing. At the Closing:

          (a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in
Section 5.1;

          (b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in
Section 5.2;

          (c) the Surviving Corporation shall file with the Secretary of State of the State of Oregon the Articles of Merger;

          (d) each Company Shareholder, other than holders of Dissenting Shares, shall deliver to the Buyer for cancellation the certificate(s) representing such Company Shareholder's Company Shares;

          (e) the Buyer or the Surviving Corporation shall pay (by wire transfer) to each Company Shareholder for each Common Share held by such Company Shareholder the Price Per Share;

          (f) the Buyer shall pay (by wire transfer) to Mizuho Corporate Bank, Ltd. the outstanding principal plus accrued interest through the Closing Date (the "Mizuho Payoff Amount") on (i) the Master Promissory Note, dated November 28, 2001, issued by the Company to Mizuho Corporate

Bank, Ltd. and (ii) the Master Promissory Note, dated June 15, 2001, issued by the Company to Mizuho Corporate Bank, Ltd, and the Company shall deliver to the Buyer the Release Documentation with respect to such promissory notes;

          (g) the Buyer shall pay (by wire transfer) to The Bank of Tokyo-Mitsubishi UFJ, Ltd the outstanding principal plus accrued interest through the Closing Date (the "BTM Payoff Amount") under the Uncommitted Loan Agreement, dated June 1, 2003, between The Bank of Tokyo-Mitsubishi UFJ, Ltd and the Company, and the Company shall deliver to the Buyer the Release Documentation with respect to such agreement;

          (h) the Buyer shall pay (by wire transfer) to Sumitomo Mitsui Banking Corporation the outstanding principal plus accrued interest through the Closing Date (the "SMBC Payoff Amount") under the Uncommitted and Revolving Credit Line Agreement, dated June 8, 2005, between Sumitomo Mitsui Banking Corporation and the Company, and the Company shall deliver to the Buyer the Release Documentation with respect to such credit line;

          (i) the Surviving Corporation shall pay (by wire transfer) to the Primary Shareholder and its Affiliates, as appropriate, an amount equal to the ICO Credit in payment of a portion of the Intercompany Obligations, consisting of those Intercompany Obligations owed by the Company and first maturing or otherwise becoming due after the Closing Date); and

          (j) the Company and the Primary Shareholder shall execute the U.S. Supply Agreement.

     1.4. Additional Action. The Surviving Corporation shall after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

     1.5. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

          (a) Each Common Share issued and outstanding immediately prior to the Effective Time (other than Common Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Common Shares held in the Company's treasury) shall be converted into and represent the right to receive the Per Share Price in cash per Common Share, without any interest thereon.

          (b) Each Company Share held in the Company's treasury immediately prior to the Effective Time and each Company Share owned beneficially by the Buyer or the Transitory Subsidiary shall be cancelled and retired without payment of any consideration therefor.

          (c) Each share of common stock, $0.0001 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $0.0001 par value per share, of the Surviving Corporation.

     1.6. Dissenting Shares.

          (a) Holders of Dissenting Shares shall be entitled to their rights under Sections 60.551 to 60.594 of the Oregon Business Corporation Act with respect to such Dissenting Shares. Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration unless the Company Shareholder holding such Dissenting Shares shall have forfeited its right to appraisal under Sections 60.551 to 60.594 of the Oregon Business Corporation Act or properly withdrawn its demand for appraisal. If such Company Shareholder has so forfeited or withdrawn its right to appraisal of Dissenting Shares, then, (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration payable in respect of such Company Shares pursuant to Section 1.5 without interest thereon, and (ii) promptly following the occurrence of such event, the Buyer or the Surviving Corporation shall deliver to such Company Shareholder a payment representing the payment to which such Company Shareholder is entitled pursuant to Section 1.3(e). Each holder of Dissenting Shares that, pursuant to Sections 60.551 to
60.594 of the Oregon Business Corporation Act, becomes entitled to payment of the value of the Dissenting Shares owned by such holder will receive payment therefore but only after the value therefore has been agreed upon or finally determined pursuant to Sections 60.551 to 60.594 of the Oregon Business Corporation Act. Any portion of the Merger Consideration that would otherwise have been payable with respect to Dissenting Shares if such shares were not Dissenting Shares will be retained by Buyer.

          (b) The Company shall give the Buyer (i) prompt notice of any notice of intent to demand payment or written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Oregon Business Corporation Act. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

     1.7. Options.

          (a) Prior to the Effective Time, the Company shall enter into an agreement, in a form reasonably satisfactory to the Buyer, with each holder of an outstanding Option providing for the termination of such Option effective as of the Effective Time, without any payment being made to the holder of such Option in connection with such termination, provided that no such agreement with respect to an Option shall be required if the existing terms of such Option provide, to the satisfaction of the Buyer, that such Option shall terminate as of or prior to the Effective Time without any payment being made to the holder of such Option.

          (b) The Company shall terminate all of the Company Stock Plans immediately prior to the Effective Time.

     1.8. Articles of Incorporation and By-laws.

          (a) The articles of incorporation of the Surviving Corporation immediately following the Effective Time shall be amended and restated in their entirety to be the same as the articles of incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that (i) the name of the corporation set forth therein shall be changed to the name of the Company and (ii) the identity of the incorporator shall be deleted.

          (b) The by-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the by-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

     1.9. Directors. At the Effective Time, the directors of the Transitory Subsidiary shall continue in office as the directors of the Surviving Corporation and such directors shall hold office in accordance with and subject to the articles of incorporation and by-laws of the Surviving Corporation.

     1.10. No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of certificates formerly representing Company Shares shall cease to have any rights with respect thereto except as provided herein or by law.

     1.11. Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, certificates formerly representing Company Shares are presented to the Buyer or the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with Section 1.5 and to applicable law in the case of Dissenting Shares.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. For purposes of the representations and warranties of the Company contained herein, disclosure in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article II only to the extent it is reasonably apparent from a reading of the Disclosure Schedule that such disclosure is applicable to such other sections and subsections. For purposes of this Article II, the phrase "to the knowledge of the Company" or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of the Company, as well as any other knowledge that such executive officers would have possessed had they made reasonable inquiry of appropriate employees and agents of the Company with respect to the matter in question. The inclusion of any information in any section of the Disclosure Schedule or in documents delivered by or on behalf of the Company pursuant to this Agreement shall not be deemed to be an admission or evidence of materiality.

     2.1. Organization, Qualification and Corporate Power. The Company is a corporation duly organized and validly existing under the laws of the State of Oregon. The Company is duly qualified to conduct business and is in corporate good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company's businesses or the ownership or leasing of its properties requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its articles of incorporation and by-laws, each as amended to date. The Company is not in default under or in violation of any provision of its articles of incorporation or by-laws.

     2.2. Capitalization.

          (a) The authorized capital stock of the Company consists of (i) 100,000,000 Common Shares, of which, as of the date of this Agreement, 11,998,285 shares are issued and outstanding and no shares are held in the treasury of the Company, and (ii) 10,000,000 Preferred Shares, all of which are undesignated and none of which are issued and outstanding as of the date of this Agreement.

          (b) Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of the holders of Common Shares, showing the number of Common Shares held by each such holder. None of the outstanding Common Shares constitute restricted stock or are otherwise subject to a repurchase or redemption right by the Company. All of the issued and outstanding Common Shares have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding Common Shares were offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.

          (c) Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement of (i) the Company Stock Plan, indicating the number of Common Shares issued to date under the Company Stock Plan, the number of Common Shares subject to outstanding options under the Company Stock Plan and the number of Common Shares reserved for future issuance under the Company Stock Plan; and (ii) all holders of outstanding Options issued under the Company Stock Plan, including, with respect to each outstanding Option, the number of Common Shares subject to such Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto). The Company has provided to the Buyer a complete and accurate copy of the Company Stock Plan, and all outstanding stock option agreements evidencing Options. The Company has no stock option plan or equity-related plan other than the Company Stock Plan. All of the Common Shares subject to Options will be, upon issuance pursuant to the valid exercise of such instruments and full payment of the exercise price, duly authorized, validly issued, fully paid and nonassessable.

          (d) Except as set forth in this Section 2.2, (i) no subscription, Warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, Warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

          (e) There is no agreement, written or oral, between the Company and any holder of its securities, or, to the Company's knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or "drag-along" rights), registration under the Securities Act, or voting, of securities of the Company.

     2.3. Authorization of Transaction.

          (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as may be limited by (x) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally and (y) the effect of rules of law governing the availability of equitable remedies and
(ii) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy thereunder.

          (b) The affirmative vote by the holders of a majority of the outstanding Common Shares voting as a single class on the record date for a meeting of shareholders of the Company to consider this Agreement present or represented by proxy is the only vote of the holders of any class or series of Company's capital stock or other securities necessary to adopt this Agreement and for consummation by Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Company may vote.

     2.4. Noncontravention. Subject to the filing of the Articles of Merger as required by the Oregon Business Corporation Act, neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the articles of incorporation or by-laws of the Company, (b) require on the part of the Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) materially conflict with, result in a material breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of obligations under, create in any Person the right to terminate, modify or cancel, or require any notice, consent or waiver under, any material contract or instrument to which the Company is a party or by which the Company is bound or to which any of its assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Company or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

     2.5. No Subsidiaries. The Company does not have, and since inception has never had, any Subsidiary. The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.

     2.6. Financial Statements. The Company has provided to the Buyer the Financial Statements. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company; provided, however, that the Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

     2.7. Absence of Certain Changes. Since the Most Recent Balance Sheet Date,
(a) there has occurred no event or development that, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) the Company has not taken any of the actions set forth in paragraphs (i) through (xii) and (xv) of Section 4.3. Since June 13, 2005, there has been no increase in the price of any product or service provided by the Primary Shareholder to the Company, except for increases listed in Section 2.7 of the Disclosure Schedule and increases related to changes in the Specifications (as defined in the form of the U.S. Supply Agreement attached as Exhibit A hereto) for the applicable product or service.

     2.8. Undisclosed Liabilities. The Company has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities that have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business, and (c) contractual and other liabilities incurred in the Ordinary Course of Business that are not required by GAAP to be reflected on a balance sheet.

     2.9. Tax Matters.

          (a) The Company has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. The Company is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns. The Company has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet and all unpaid Taxes of the Company for all Tax periods commencing after the Most Recent Balance Sheet arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods. The Company is not a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All Taxes that the Company is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

          (b) The Company has delivered or made available to the Buyer (i) complete and accurate copies of all Tax Returns of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by, or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. The federal income Tax Returns of the Company have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 2.9(b) of the Disclosure Schedule. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed. The Company has not (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return (other than automatic extensions for which no approval of the applicable taxing authority is requested), which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority.

          (c) The Company (i) is not a "consenting corporation" within the meaning of former Section 341(f) of the Code, and none of the assets of the Company are subject to an election under former Section 341(f) of the Code; (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has not made any payment, is not obligated to make any payment, and is not a party to any agreement that could obligate it to make any payment that may be treated as an "excess parachute payment" under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code); (iv) has no actual or potential liability for any Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign law), or as a transferee or successor, by contract or otherwise; and (v) is not and has not been required to make a basis reduction pursuant to Treasury Regulation
Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

          (d) None of the assets of the Company (i) is "tax-exempt use property" within the meaning of Section 168(h) of the Code or (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

          (e) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date or as a result of the consummation of the transactions contemplated by this Agreement.

          (f) The Company has not distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

          (g) The Company owns no interest in an entity that is characterized as a partnership for federal income Tax purposes.

          (h) Schedule 2.9(i) of the Company Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company has filed a Tax Return and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Company's Tax nexus with such jurisdiction.

          (i) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (ii) installment sale or other open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.

          (j) There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable.

          (k) Each Company Plan that is a "nonqualified deferred compensation plan" (as defined in Code Section 409A(d)(1)) has been operated since January 1, 2005 in good faith compliance with Code Section 409A and Internal Revenue Service Notice 2005-1. No Company Plan that is a "nonqualified deferred compensation plan" has been materially modified (as determined under Internal Revenue Service Notice 2005-1) after October 3, 2004. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83. No stock option or equity unit option granted under any Company Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

          (l) The Company has not engaged in any "listed transaction" for purposes of Treasury Regulation sections 1.6011-4(b)(2) or 301.6111-2(b)(2) or any analogous provision of state or local law.

     2.10. Assets. The Company is the true and lawful owner, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company, free and clear of all Security Interests. The Company owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. In addition, each such tangible asset that is owned by the Company has been maintained in accordance with normal industry practice or each such tangible asset that is leased by the Company has been maintained in accordance with the applicable lease.

     2.11. Real Property. The Company does not own, and has never owned, any real property.

     2.12. Real Property Leases. Section 2.12 of the Disclosure Schedule lists all Leases and lists the term of each such Lease, any extension and expansion options, and the rent payable thereunder. The Company has delivered to the Buyer complete and accurate copies of the Leases. With respect to each Lease:

          (a) such Lease is legal, valid, binding, enforceable and in full force and effect;

          (b) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

          (c) neither the Company nor, to the knowledge of the Company, any other Person, is in material breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, that, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by the Company or, to the knowledge of the Company, any other Person under such Lease;

          (d) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

          (e) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

          (f) to the knowledge of the Company, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities;

          (g) the Company is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such Lease that would reasonably be expected to materially impair the current uses or the occupancy by the Company of the property subject thereto; and

          (h) the Company has obtained a non-disturbance agreement from each holder of a superior Security Interest and ground lease in connection with such Lease (each of which is listed in Section 2.12(h) of the Disclosure Schedule); and the representations and warranties set forth in clauses (a) through (d) of this Section 2.12 with respect to Leases are true and correct with respect to each such non-disturbance agreement.

     2.13. Intellectual Property.

          (a) Section 2.13(a) of the Disclosure Schedule lists (i) each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company and (ii) each Customer Deliverable of the Company

          (b) The Company owns or has the right to use all Intellectual Property necessary (i) to use, manufacture, have manufactured, market and distribute the Customer Deliverables and (ii) to operate the Internal Systems. Each item of Company Intellectual Property will be owned or available for use by the Buyer immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company has taken reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. No other Person has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in Section 2.13(d) of the Disclosure Schedule), and, to the knowledge of the Company, no other Person is infringing, violating or misappropriating any of the Company Intellectual Property.

          (c) None of the Customer Deliverables, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person. None of the Internal Systems owned by the Company, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person, except that no warranty is made with respect to Intellectual Property of any third party which the Company has a right to use. Section 2.13(c) of the Disclosure Schedule lists each written complaint, claim or notice, or written threat thereof, received by the Company within the past three years, and to the knowledge of the Company each oral complaint received within the past twelve months, alleging any such infringement, violation or misappropriation; and the Company has provided to the Buyer complete and accurate copies of all written documentation in the possession of the Company relating to each such complaint, claim, notice or threat. The Company has provided to the Buyer complete and accurate copies of all written documentation in the Company's possession relating to claims or disputes known to the Company concerning any Company Intellectual Property.

          (d) Section 2.13(d) of the Disclosure Schedule identifies each license or other agreement, other than standard form agreements with the Company's customers, pursuant to which the Company has licensed, distributed or otherwise granted any rights to any Person with respect to, any Company Intellectual Property. Except as described in Section 2.13(d) of the Disclosure Schedule and warranties and indemnifications made in the Ordinary Course of Business under the Company's standard terms and conditions of sale, or pursuant to Section 2-312 of the UCC and other applicable law, the Company has not agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Deliverables.

          (e) Section 2.13(e) of the Disclosure Schedule identifies each item of Company Intellectual Property that is owned by any Person other than the Company, and the license or agreement pursuant to which the Company uses it (excluding off-the-shelf or mass-market software programs licensed by the Company pursuant to "shrink wrap" or "click-through" licenses).

          (f) Section 2.13(f) of the Disclosure Schedule lists all Open Source Materials that the Company has used in any way and describes the manner in which such Open Source Materials have been used by the Company, including whether and how the Open Source Materials have been modified or distributed by the Company. Except as set forth in the Disclosure Schedule, the Company has not (i) incorporated any Open Source Materials into, or combined Open Source Materials with, any Customer Deliverables, (ii) distributed Open Source Materials in connection with any Customer Deliverables, or (iii) used Open Source Materials that (with respect to either clause (i), (ii) or (iii) above) (A) create, or purport to create, obligations for the Company with respect to software developed or distributed by the Company or (B) grant, or purport to grant, to any Person any rights or immunities under intellectual property rights. Without limiting the generality of the foregoing, the Company has not used any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works, or (3) redistributable at no charge.

          (g) The Company has not disclosed the source code for the Software or other confidential information constituting, embodied in or pertaining to the Software to any Person, except pursuant to the agreements listed in Section 2.13(g) of the Disclosure Schedule, and the Company has taken reasonable measures to prevent disclosure of such source code.

          (h) All of the copyrightable materials (including Software) incorporated in or bundled with the Customer Deliverables have been licensed to the Company or created by employees of the Company within the scope of their employment by the Company or by independent contractors of the Company who have executed enforceable agreements expressly assigning all right, title and interest in such copyrightable materials and the copyrights therein to the Company. No portion of such copyrightable materials was jointly developed by the Company with any third party.

          (i) To the knowledge of the Company, the Customer Deliverables and the Internal Systems are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

     2.14. Inventory. All inventory of the Company, whether or not reflected on the Most Recent Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality. The Company has written-off or written-down to net realizable value on the Most Recent Balance Sheet or established adequate reserves or allowances for all obsolete items and items of below standard quality. All inventories not written-off have been priced at the lower of cost or market on a first-in, first-out basis. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Company.

     2.15. Contracts.

          (a) Section 2.15 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company is a party as of the date of this Agreement, except to the extent the Company has no continuing or contingent rights or obligations under any such agreement as the result of the termination or expiration of such agreement:

               (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $10,000 per annum or having a remaining term longer than 12 months;

               (ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services (A) that calls for performance over a period of more than one year, (B) that involves more than the sum of $50,000, or (C) in which the Company has granted manufacturing rights, "most favored nation" pricing provisions or marketing or distribution rights relating to any Customer Deliverables or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain Person;

               (iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company, except for any such agreement with the Buyer;

               (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) involving more than $25,000 or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

               (v) any agreement for the disposition of any significant portion of the assets or business of the Company (other than sales of Customer Deliverables in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

               (vi) any agreement concerning confidentiality or noncompetition;

               (vii) any employment or consulting agreement;

               (viii) any agreement involving (A) the Primary Shareholder or any Affiliate of the Primary Shareholder or (B) any current or former officer, director or shareholder of the Company or an Affiliate thereof;

               (ix) any agreement that contains any provisions requiring the Company to indemnify any other Person (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

               (x) any other agreement (or group of related agreements) either involving more than $50,000 or not entered into in the Ordinary Course of Business.

          (b) The Company has delivered to the Buyer a complete and accurate copy of each agreement listed in Section 2.13 or 2.15 of the Disclosure Schedule. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor, to the knowledge of the Company, any other Person, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, that, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any Person under such agreement.

     2.16. Accounts Receivable. All accounts receivable of the Company reflected on the Most Recent Balance Sheet and all accounts receivable of the Company that have arisen since the Most Recent Balance Sheet Date (in each case other than those subsequently paid), are valid receivables subject to no setoffs or counterclaims and are current, net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet, which reserve was calculated in accordance with generally accepted accounting principles consistently applied. The Company has not received any written notice from an account debtor stating that any account receivable in an amount in excess of $10,000 is subject to any contest, claim or setoff by such account debtor.

     2.17. Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

     2.18. Insurance. Section 2.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, all of which are in full force and effect. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, and, the knowledge of the Company, the Company is not liable for retroactive premiums or similar payments and is otherwise in compliance in all material respects with its obligations under such policies. The

Company has no knowledge of any threatened termination of, or premium increase with respect to, any such policy.

     2.19. Litigation. There is no Legal Proceeding that is pending or has been threatened in writing against the Company that (a) seeks either damages in excess of $10,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against the Company.

     2.20. Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company, which are set forth in Section 2.13(d) of the Disclosure Schedule, and (ii) manufacturers' warranties for which the Company has no liability. Section 2.20 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements.

     2.21. Employees.

          (a) Section 2.21 of the Disclosure Schedule contains a list of all employees of the Company whose annual compensation (including base salary and bonus) exceeded $75,000 in the twelve-month period ending February 17, 2006 or whose base salary currently exceeds $75,000 per year, along with the position and the current annual rate of compensation (including any unpaid bonuses that the Company is obligated to pay) of each such person. Each current or past employee of the Company has entered into a confidentiality and assignment of inventions agreement with the Company, a copy of which has previously been delivered to the Buyer. Section 2.21 of the Disclosure Schedule contains a list of all employees of the Company who are parties to a non-competition agreement with the Company; copies of such agreements have previously been delivered to the Buyer. All of the agreements referenced in the two preceding sentences will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. Section 2.21 of the Disclosure Schedule contains a list of all employees of the Company who are employed pursuant to temporary work authorizations, and such list identifies those employees who will continue to be employees of the Company after the Closing and those whose employment will terminate as of the Closing Date. To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company.

          (b) The Company is not a party to or bound by any collective bargaining agreement, nor has the Company experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining or labor disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union or organization with respect to employees of the Company.

          (c) There are no significant or material disputes between the Company and any of the employees listed in Section 2.21 of the Disclosure Schedule. During the past two years, there have not been, nor are there currently, any claims or proceedings relating to the alleged violation of any legal requirement pertaining to labor relations or employee matters, including any charge or complaint filed by any employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable federal or state governmental agency or entity, and the Company is unaware of any facts or circumstances that could reasonably be expected to give rise to such a claim or proceeding. The Company has complied in all respects with any and all applicable laws relating to employment, including laws relating to equal employment opportunity, nondiscrimination, immigration, payment of wages, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing or mass layoff requirements.

     2.22. Employee Benefits.

          (a) Section 2.22(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans of the Company. Complete and accurate copies of (i) all Company Plans of the Company that have been reduced to writing, (ii) written summaries of all unwritten Company Plans of the Company, (iii) all related trust agreements, insurance contracts and summary plan descriptions, if any, and (iv) for each Company Plan of the Company with respect to which a Form 5500 series annual report is required to be filed, copies of such Form 5500, for the last three plan years together with schedules and exits have been delivered to the Buyer.

          (b) Each Company Plan has been administered in all material respects in accordance with its terms and the Company has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto. The Company and each Company Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. No Company Plan has assets that include securities issued by the Company or any ERISA Affiliate.

          (c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any material liability.

          (d) All the Company Plans that are intended to be qualified under
Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened. Except as required by law, no such Company Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Company Plan that is required to satisfy
Section 401(k)(3) or 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Sections 401(k)(3) and 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

          (e) Neither the Company, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

          (f) At no time has the Company or any ERISA Affiliate been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

          (g) There are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including retiree health coverage and deferred compensation, but excluding obligations required pursuant to applicable law including continuation of health coverage required to be continued under
Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Company Plan that is funded are reported at their fair market value on the books and records of such Company Plan.

          (h) No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Company or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.

          (i) No Company Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code.

          (j) Except for individual employment agreements set forth in Section 2.15(a)(vii) of the Disclosure Schedule, each Company Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

          (k) Section 2.22(k) of the Disclosure Schedule discloses each: (i) agreement with any shareholder, director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any Person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such Person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          (l) Section 2.22(l) of the Disclosure Schedule sets forth the policy of the Company with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of the Most Recent Balance Sheet Date.

     2.23. Environmental Matters.

          (a) The Company has complied with all applicable Environmental Laws in all material respects. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company.

          (b) The Company has no material liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

          (c) The Company is not a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

          (d) Set forth in Section 2.23(d) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) that the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.

          (e) The Company is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

     2.24. Legal Compliance. Except as explicitly set forth on the Disclosure Schedule as an exception to a representation or warranty contained in this Agreement, the Company is currently conducting, and has at all times since inception conducted, its businesses in compliance with each law applicable to the Company or its business (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any written notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

     2.25. Customers and Suppliers. Section 2.25 of the Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 1% of the revenues of the Company during the last full fiscal year or for the interim period through the Most Recent Balance Sheet Date and the approximate amount of the revenues derived from such customer during each such period and (b) each supplier that is the sole supplier of any significant product or service to the Company. To the Company's knowledge, no such customer or supplier has indicated within the past year that it will terminate substantially all of its business with the Company. As of the Closing Date, no unfilled customer orders or commitments (other than orders issued pursuant to the "Purchase Agreement" identified in Section 2.4 of the Disclosure Schedule) obligating the Company to process, manufacture, or deliver products or perform services will result, upon completion of performance, in a gross margin of less than 15% when calculated on a system-by-system basis, except to the extent that such deficits do not exceed, in the aggregate, $500,000. For purposes of the preceding sentence, "gross margin" shall be determined in a manner consistent with the unaudited statements of income listed in clauses (b) and (c) of the definition of the Financial Statements, including allocated manufacturing overhead at standard rates as of the Closing Date.

     2.26. Permits. Section 2.26 of the Disclosure Schedule sets forth a list of all material Permits issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted or as proposed to be conducted. Each such Permit is in full force and effect; the Company is in material compliance with the terms of each such Permit; and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

     2.27. Certain Business Relationships With Affiliates. No Affiliate of the Company (a) owns any property or right, tangible or intangible that is used in the business of the Company, (b) has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company. Section
2.27 of the Disclosure Schedule describes any commercial transactions or relationships between the Company and any Affiliate thereof that have occurred or existed since the beginning of the time period covered by the Financial Statements.

     2.28. Brokers' Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     2.29. Books and Records. The minute books and other similar records of the Company contain complete and accurate records of all actions taken at any meetings of the Company's shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records have been maintained in accordance with good business and bookkeeping practices. Section
2.29 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the names of persons having signature authority with respect thereto or access thereto.

     2.30. Disclosure. No representation or warranty by the Company contained in this Agreement, contains any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER
                          AND THE TRANSITORY SUBSIDIARY

     Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing.

     3.1. Organization and Corporate Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

     3.2. Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms.

     3.3. Noncontravention. Subject to the filing of the Articles of Merger as required by the Oregon Business Corporation Act, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement, nor the consummation by the Buyer of the transactions contemplated hereby, will (a) conflict with or violate any provision of the charter or by-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Person any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

                                   ARTICLE IV
                                    COVENANTS

     4.1. Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

     4.2. Governmental and Third-Party Notices and Consents. From the date of this Agreement through the Closing:

          (a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

          (b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Disclosure Schedule.

          (c) (i) The Parties have determined that no pre-merger filing is required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

               (ii) In the event that (A) any United States Governmental Entity shall undertake any formal or informal inquiry or investigation, or any litigation or administrative proceeding, in each case in regard to the transactions contemplated or undertaken pursuant to this Agreement or (B) any other third party shall assert a claim under any Antitrust Laws to restrict, prevent or prohibit the consummation of the transactions contemplated by this Agreement or otherwise challenging under any Antitrust Laws the transactions consummated under this Agreement (any activities under clauses (A) and (B), collectively, an "Action"), the Buyer shall (I) be responsible for responding to such Action, whether undertaken prior to or after the Closing, (II) keep the Primary Shareholder (and the Company prior to the Closing) reasonably informed as to the status and progress of such Action and the strategy of the Buyer with respect to such Action, (III) engage counsel ("Antitrust Counsel"), who may be counsel to the Buyer, at the Buyer's cost to represent and defend the Buyer and the Primary Shareholder (and the Company prior to the Closing) jointly in connection with such Action (to the extent joint representation is ethically permissible), including negotiations relating to such Action, with Antitrust Counsel being under the control and direction of the Buyer, and (IV) bear all costs and expenses, including legal fees, of the Buyer and the Primary Shareholder (and the Company prior to the Closing) incurred in connection with such joint representation and defense, other than (1) costs or expenses related to the production of documents of the Primary Shareholder (and the Company prior to the Closing) and the provision of any other Support, which shall be borne by the Primary Shareholder (or the Company prior to the Closing), and (2) costs or expenses, including legal fees, incurred by the Primary Shareholder (or the Company prior to the Closing) in connection with the representation and defense of an Action in which separate counsel has been engaged. The Buyer, the Primary Shareholder and the Company hereby agree to joint representation by Antitrust Counsel in all Actions (to the extent such joint representation is ethically permissible).

               (iii) The Buyer agrees to use its Reasonable Best Efforts to respond to and to contest and resist any Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Antitrust Order"). The existence of any Action shall not constitute a basis for terminating this Agreement, or postponing or delaying the Closing or the consummation of the transactions contemplated by this Agreement, unless there shall have been issued an Antitrust Order that restricts, prevents or prohibits the Closing. Notwithstanding the foregoing, the Primary Shareholder agrees, and shall cause each of its respective Affiliates, to provide Support and otherwise cooperate fully with the Buyer, to the extent reasonably requested by the Buyer, in responding to any Action. The Parties shall cooperate in good faith and use their respective Reasonable Best Efforts to assure that, in any Action, any documents or other information that a Party is required, through discovery or otherwise, to produce or make available or use in such Action shall be produced, made available or used only pursuant to, and subject to, an appropriate protective order or other appropriate restrictions or limitations with respect to the use and disclosure solely for the purpose of such Action, and for no other purpose.

               (iv) Subject to the following sentence, the Buyer agrees to indemnify and hold the Primary Shareholder and the Primary Shareholder's officers, directors and employees harmless from fines, penalties, damages and liabilities awarded in judgment against it or its officers, directors and employees, or agreed to by settlement entered into in compliance with this
Section 4.2(c), in any Action in which the Buyer and the Primary Shareholder are jointly represented by Antitrust Counsel or in which separate counsel has been engaged because joint representation is not ethically permissible. In no event, however, shall the Buyer have an obligation to indemnify any party or hold any party harmless (A) for any amounts incurred prior to the Closing, (B) to the extent of any amounts incurred as a result of the conduct of the Primary Shareholder or its Affiliates or its or their officers, directors or employees, except to the extent the conduct is required by this Agreement or any of the agreements contemplated by or entered into pursuant to this Agreement, or (C) for the avoidance of doubt, for any amounts incurred in connection with any Action in which representation and defense is conducted by separate counsel not under the control and direction of the Buyer in breach of the provisions of
Section 4.2(c)(ii).

               (v) Notwithstanding the foregoing, the Buyer shall have the sole right to settle, resolve or compromise any Action on such terms and conditions as the Buyer in its sole discretion shall deem acceptable, provided that any such settlement, resolution or compromise does not require the Primary Shareholder (or the Company prior to the Closing) to (A) incur any cost, expense or damages for which indemnification is not available hereunder, (B) be the subject of any finding, judgment, or admission of any illegal act or practice (or facts incidental to any such illegal act or practice) or (C) amend or modify this Agreement or any of the agreements contemplated by or entered into pursuant to this Agreement. Any settlement, resolution, or compromise of any Action that the Buyer does not have the sole right to accept shall require the mutual consent of the Buyer and the Primary Shareholder.

               (vi) For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, in no event shall the Primary Shareholder be required to repurchase any Company Shares, and the Buyer shall not, as a result of any Action, seek to unwind or rescind the transactions consummated under this Agreement.

          (d) The Buyer shall provide a substitute letter of credit acceptable to Catellus Development Corporation with respect to the real property leases with Catellus Development Corporation described in Section 2.12 of the Disclosure Schedule.

     4.3. Operation of Business.

          (a) Except as contemplated by this Agreement (including, in connection with paragraph (xiv) below, as set forth in the Disclosure Schedule) or with the written consent of the Buyer, during the period from the date of this Agreement to the Closing, the Company shall conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be substantially impaired. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not, without the written consent of the Buyer:

               (i) issue or sell any stock or other securities of the Company or any options, warrants or rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of Options outstanding on the date hereof), or amend any of the terms of (including the vesting of) any Options or restricted stock agreements, or repurchase or redeem any stock or other securities of the Company;

               (ii) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

               (iii) create, incur or assume any indebtedness (including obligations in respect of capital leases, but excluding trade and similar payables, and routine advances to customers, incurred in the Ordinary Course of Business); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or make any loans, advances or capital contributions to, or investments in, any other Person;

               (iv) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in
Section 2.22(k) or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.22 of the Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees;

               (v) acquire, sell, lease, license or dispose of any assets or property (including any shares or other equity interests in or securities of any corporation, partnership, association or other business organization or division thereof), other than purchases and sales of assets in the Ordinary Course of Business;

               (vi) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

               (vii) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

               (viii) amend its charter, by-laws or other organizational documents;

               (ix) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes;

               (x) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Section 2.12, 2.13 or 2.15 of the Disclosure Schedule;

               (xi) make or commit to make any capital expenditure in excess of $100,000 per item or $500,000 in the aggregate, including the construction of new facilities or the expansion of manufacturing capabilities;

               (xii) institute or settle any Legal Proceeding;

               (xiii) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied;

               (xiv) amend, alter or modify in any material respect the terms of any commercial transactions or relationships between the Company and any Affiliate of the Company; or

               (xv) agree in writing or otherwise to take any of the foregoing actions.

          (b) If the Company wishes to take an action prior to the Closing that may not, pursuant to Section 4.3(a), be taken without the written consent of the Buyer, the Company and the Buyer shall follow the procedures set forth below:

               (i) A Designated Representative of the Company shall provide written notice to a Designated Representative of the Buyer that sets forth (A) the action that it wishes to take, (B) the provision of Section 4.3(a) that such action would contravene, and (C) the details supporting the request, including, if appropriate, the perceived financial effect on the Company of either taking or not taking such action, and that requests the Buyer's written consent to such action. For purposes of this Section 4.3(b), the Designated Representatives of the Company shall be Akira Hijikuro and Albert Shiina and the Designated Representatives of the Buyer shall be James Gentilcore and Michael Pippins, provided that either of such Parties may specify additional or successor Designated Representatives by giving the other such Party notice in the manner set forth in Section 10.7.

               (ii) Within five Business Days after receipt of a notice pursuant to clause (i) above, a Designated Representative of the Buyer shall deliver to the Designated Representative of the Company who provided such notice either (A) a written consent to the requested action or (B) a written notice that the requested action is to be discussed at the next teleconference to be held pursuant to clause (iii) below. Any such written response may include a request for such supplemental information as a Designated Representative of the Buyer deems reasonably necessary and appropriate to facilitate a full and informed discussion and decision with respect the requested action.

               (iii) At 3:00 p.m., Eastern time, on each Tuesday occurring after the date of this Agreement and before the Closing Date (or, if any such Tuesday is not a Business Day, then the next succeeding Business Day), the Designated Representatives of the Company and the Buyer shall hold a teleconference at which they discuss any pending requested action as to which the Buyer has (A) delivered a written response pursuant to clause (ii) above and (B) received, at least 48 hours prior to the time of such teleconference, any supplemental information requested in accordance with the second sentence of clause (ii) above. It is understood that no such teleconference will be required if there is no pending requested action satisfying clauses (A) and (B) of the preceding sentence. With respect to each requested action that is discussed at such a teleconference, a Designated Representative of the Buyer shall deliver to a Designated Representative of the Company, by 5:00 p.m., Eastern time, on the first Business Day occurring after the date of such teleconference, either (y) a written consent to the requested action or (z) a written notice that the requested action is to be discussed pursuant to clause (iv) below.

               (iv) With respect to any requested action that is the subject of a notice pursuant to clause (iii)(z) above, Koki Nakamura of the Company and Edward C. Grady of the Buyer (the "Senior Executives") shall use reasonable efforts to discuss such action within two Business Days after the delivery of such notice. Either of the Senior Executives may designate an alternative officer to participate in such a discussion in lieu of such Senior Executive if such Senior Executive is not reasonably available to participate in a discussion during such two Business Day-period or for any other reason. If the Buyer does not elect to deliver a written consent to the requested action following a discussion between the Senior Executives (or their designees), the requested action shall not be taken by the Company and the Buyer shall have no further obligation to consider the requested action.

The foregoing procedures have been set forth solely to facilitate a timely review of a request by the Company for a written consent of the Buyer for purposes of Section 4.3(a) and thereby facilitate the operation of the business of the Company between the date of this Agreement and Closing Date. Any decision by the Buyer with respect to such a request shall be and remain in the sole discretion of the Buyer, and nothing contained in this Section 4.3 shall be construed to obligate the Buyer to approve any such request. The Company may elect to rescind such a request at any time (including following a teleconference described in clause (iii) above) by delivering to a written notice to such effect to a Designated Representative of the Buyer.

     4.4. Access to Information.

          (a) The Company shall permit representatives of the Buyer to have reasonable access during normal business hours to all premises, properties, financial, tax and accounting records (including the work papers of the Company's independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Company. The Buyer shall provide at least 24 hours' notice of any proposed visit to the premises or properties of the Company, and any such visit shall be conducted with a reasonable number of personnel, for a reasonable period of time and in a manner so as not to interfere with the normal business operations of the Company.

          (b) Within 15 days after the end of each month ending prior to the Closing, beginning with the first month following the Most Recent Balance Sheet Date, the Company shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements. Such financial statements shall present fairly the financial condition and results of operations of the Company as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company.

     4.5. Notice of Breaches.

          (a) From the date of this Agreement until the Closing, the Company shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof that would render any representation, warranty or statement in this Agreement or the Disclosure
Schedule inaccurate or incomplete at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule; provided that if such supplemental information relates to an event or circumstance occurring subsequent to the date hereof in the Ordinary Course of Business (without breach of Section 4.3) and if the Buyer would have the right to terminate this Agreement pursuant to Section 7.1(d) as a result of the information so disclosed and it does not exercise such right prior to the Closing, then such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purposes of
Article VI.

          (b) From the date of this Agreement until the Closing, the Buyer shall promptly deliver to the Company supplemental information concerning events or circumstances occurring subsequent to the date hereof that would render any representation or warranty in this Agreement inaccurate or incomplete at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement; provided that if such supplemental information relates to an event or circumstance occurring subsequent to the date hereof in the Ordinary Course of Business and if the Company would have the right to terminate this Agreement pursuant to Section 7.1(e) as a result of the information so disclosed and it does not exercise such right prior to the Closing, then such supplemental information shall constitute an amendment of the representation or warranty to which it relates for purposes of Article VI.

          (c) To the extent supplemental information is provided pursuant to paragraphs (a) and (b) of this Section 4.6 but the recipient Party does not have a right to terminate this Agreement pursuant to Section 7.1(b) or (c) as a result thereof, the Parties shall negotiate in good faith to agree upon an appropriate adjustment in the Price Per Share (or other amendment of the terms thereof) commensurate with such misrepresentation or breach of warranty. If the Parties are able to reach an agreement, then such supplemental information shall constitute an amendment of the representation or warranty to which it relates for purposes of Article VI.

     4.6. Exclusivity.

          (a) The Company and the Primary Shareholder shall not, and the Company and the Primary Shareholder shall require each of their Affiliates, officers, directors, employees, representatives and agents not to, directly or indirectly,
(i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any Person (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or any division of the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company or any division of the Company to any Person (other than the Buyer) or (iii) engage in discussions or negotiations with any Person (other than the Buyer) concerning any such transaction.

          (b) The Company and the Primary Shareholder shall immediately notify any Person with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company and the Primary Shareholder are terminating such discussions or negotiations. If the Company, the Primary Shareholder or any of their Affiliates receive any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company or the Primary Shareholder shall, within one Business Day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other Person and the terms of such inquiry, proposal or offer.

     4.7. Expenses. Each of the Buyer and the Transitory Subsidiary shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The costs and expenses (including legal and accounting fees and expenses) of the Company incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Primary Shareholder; provided, however, that if the Merger is not consummated, the Company shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, further, that to the extent any document needs to be translated in connection with any clearances or approvals sought under any Antitrust Law the Party that originally generated such document shall pay all third-party fees and expenses associated with such translation..

     4.8. Indemnification. The Buyer shall not, for a period of three years after the Closing, take any action to alter or impair any exculpatory or indemnification provisions now existing in the articles of incorporation or by-laws of the Company for the benefit of any individual who served as a director or officer of the Company at any time prior to the Closing, except for any changes that may be required to conform with changes in applicable law and any changes that do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing.

     4.9. Open Inventory. Prior to the Closing, the Primary Shareholder and the Company shall:

          (a) deliver items of Open Inventory to the Company in Qualifying Condition, and/or

          (b) transfer ownership of items of Open Inventory to the Primary Shareholder in accordance with Section 4.12, such that the aggregate amount of Open Inventory as of the Closing shall not exceed $500,000.

     4.10. Employees. The Primary Shareholder agrees to make available to the Company the services of not more than three engineering personnel of the Primary Shareholder, who shall be reasonably acceptable to the Buyer, for the period from the Closing through February 28, 2007, to provide services and support, substantially similar in scope, quality and nature as they provided to the Company prior to the date hereof.

     4.11. Israeli Operations. Promptly following the Closing Date, the Primary Shareholder and the Company and the Buyer shall cooperate in negotiating with the MOU Party to amend or terminate, in a manner acceptable to the Company and the Buyer, the provisions of the MOU. If the terms of the MOU are not amended in a manner acceptable to the Buyer in its discretion, then (a) the Buyer shall be responsible for all payment and other obligations of the Company under the MOU through the first anniversary of the Notice Date (as defined below) and (b) the Primary Shareholder shall be responsible for, and shall indemnify the Company and the Buyer for all payment and other obligations of the Company under the MOU remaining after such first anniversary. The Company and the Buyer shall inform the Primary Shareholder, not later than 6 months from the date of this Agreement, whether the Company and the Buyer desire to continue to obtain the services of the MOU Party in connection with the Company's business in Israel (the date Buyer provides such notice, the "Notice Date"). For the avoidance of doubt, the Parties agree that nothing contained in this Section 4.11 shall be construed to affect the Company's obligations under the "Participation Agreement" identified in Section 2.4 of the Disclosure Schedule.

     4.12. Permitted Credits.

          (a) The Company and the Primary Shareholder may take such actions as they deem reasonably appropriate to reduce the amount of Intercompany Obligations and to minimize the amount of the ICO Credit as of the Closing Date, including (a) transferring ownership of items of Open Inventory to the Primary Shareholder in exchange for cancellation of the corresponding amount of the Intercompany Obligations, (b) offsetting any receivables of the Company owed by the Primary Shareholder or its Affiliates (whether or not then due) against Intercompany Obligations, and (c) notwithstanding the provisions of Section 4.3, rescheduling and managing payables owed by the Company to other vendors. The Company and the Primary Shareholder agree that, as of the Closing Date, there shall be no receivables of the Company owed by the Primary Shareholder or its Affiliates.

                                    ARTICLE V
                      CONDITIONS TO CONSUMMATION OF MERGER

     5.1. Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Buyer) of the following additional conditions:

          (a) there shall be no Dissenting Shares as of the Effective Time;

          (b) the Company shall have obtained at its own expense (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2 that are required on the part of the Company;

          (c) the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing, except to the extent that the inaccuracy of any such representation or warranty is the result of events or circumstances occurring subsequent to the date of this Agreement and any such inaccuracies, individually or in the aggregate, would not have a Company Material Adverse Effect or a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement (it being agreed that any materiality qualifications in particular representations and warranties shall be disregarded in determining whether any such inaccuracies would have a Company Material Adverse Effect for purposes of this Section 5.1(c));

          (d) the Company shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

          (e) no judgment, order, decree, stipulation or injunction shall be in effect (i) preventing or prohibiting the consummation of the transactions contemplated by this Agreement, or (ii) that would cause the transactions contemplated by this Agreement to be rescinded following consummation;

          (f) the Company shall have delivered to the Buyer and the Transitory Subsidiary the Company Certificate;

          (g) the Buyer shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company (other than any such resignations that the Buyer designates, by written notice to the Company, as unnecessary);

          (h) the Buyer shall have received from counsel to the Company an opinion in substantially the form attached hereto as Opinion A, addressed to the Buyer dated as of the Closing Date;

          (i) the Buyer shall have received from counsel to the Primary Shareholder an opinion in substantially the form attached hereto as Opinion B, addressed to the Buyer dated as of the Closing Date;

          (j) the Buyer shall have received such other certificates and instruments (including certificates of existence of the Company in the State of Oregon and certificates of good standing in the various foreign jurisdictions in which the Company is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;

          (k) subject to the payments described in Sections 1.3(f), 1.3(g) and 1.3(h), the Company shall have received the Release Documentation referred to Sections 1.3(f), 1.3(g) and 1.3(h);

          (l) the Adjusted Merger Consideration shall not be less than $0; and

          (m) the Joint Venture Conditions shall have been satisfied or waived either prior to or simultaneously with the consummation of the transactions contemplated hereby.

     5.2. Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

          (a) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made as of the Closing, except to the extent that the inaccuracy of any such representation or warranty is the result of events or circumstances occurring subsequent to the date of this Agreement and any such inaccuracies, individually or in the aggregate, would not have a material adverse effect on the ability of the Parties to consummate the transactions contemplated by this Agreement;

          (b) each of the Buyer and the Transitory Subsidiary shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

          (c) no judgment, order, decree, stipulation or injunction shall be in effect (i) preventing or prohibiting the consummation of the transactions contemplated by this Agreement, or (ii) that would cause the transactions contemplated by this Agreement to be rescinded following consummation;

          (d) the Buyer shall have delivered to the Company the Buyer
Certificate;

          (e) the Company shall have received from counsels to the Buyer and the Transitory Subsidiary an opinion in substantially the form attached hereto as Opinion C and Opinion D, addressed to the Company and dated as of the Closing Date;

          (f) the Company shall have received such other certificates and instruments (including certificates of good standing of the Buyer and the Transitory Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;

          (g) the Joint Venture Conditions shall have been satisfied or waived either prior to or simultaneously with the consummation of the transactions contemplated hereby;

          (h) the letter of credit set forth in Section 2.7 of the Disclosure
Schedule is cancelled and Yaskawa Electric America, Inc. is released from the real property lease described in Section 2.12 of the Disclosure Schedule; and

          (i) in connection with the letter agreement identified in Section 2.7(8)(p) of the Disclosure Schedule: (a) the Primary Shareholder is released from its obligations under such letter agreement; (b) the Primary Shareholder is indemnified by the Buyer for all of its obligations under such letter agreement; or (c) appropriate modifications are made to the form of the U.S. Supply Agreement to permit the Primary Shareholder to honor its obligations under such letter agreement.

                                   ARTICLE VI
                                 INDEMNIFICATION

     6.1. Indemnification by the Indemnifying Securityholder. The Indemnifying Securityholder shall indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Surviving Corporation or the Buyer or any Affiliate thereof resulting from, relating to or constituting:

          (a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Company contained in this Agreement or any other agreement or instrument furnished by the Company to the Buyer pursuant to this Agreement;

          (b) any failure to perform any covenant or agreement of the Company contained in this Agreement or any agreement or instrument furnished by the Company to the Buyer pursuant to this Agreement;

          (c) any failure of any Company Shareholder to have good, valid and marketable title to the issued and outstanding Company Shares issued in the name of such Company Shareholder, free and clear of all Security Interests;

          (d) any claim by a shareholder or former shareholder of the Company, or any other Person, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a shareholder (other than the right to receive the Merger Consideration pursuant to this Agreement or appraisal rights under the applicable provisions of the Oregon Business Corporation Act), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the articles of incorporation or by-laws of the Company; or (iv) any claim that such Person's shares were wrongfully repurchased by the Company; or

          (e) any claim by a current or former employee of the Company relating to any Employee Benefit Plan that is maintained, or contributed to, by any ERISA Affiliate for the benefit of any current or former employee of the Company.

     6.2. Indemnification by the Buyer. The Buyer shall indemnify the Indemnifying Securityholder in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Indemnifying Securityholder resulting from, relating to or constituting:

          (a) any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Buyer or the Transitory Subsidiary contained in this Agreement or any other agreement or instrument furnished by the Buyer or the Transitory Subsidiary to the Company pursuant to this Agreement; or

          (b) any failure to perform any covenant or agreement of the Buyer or the Transitory Subsidiary contained in this Agreement or any agreement or instrument furnished by the Buyer or the Transitory Subsidiary to the Company pursuant to this Agreement.

     6.3. Indemnification Claims.

          (a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within 20 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VI and (ii) the Indemnifying Party may not assume control of the defense of a Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading that may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 6.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

          (b) In order to seek indemnification under this Article VI, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.

          (c) Within 30 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer); or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.

          (d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. In the absence of an agreement by the Indemnifying Party and the Indemnified Party, such Dispute shall be resolved in a state or federal court sitting in New York in accordance with Section 10.11.

          (e) Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

     6.4. Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Sections 6.1(a) and 6.2(a) shall (a) survive the Closing and (b) shall expire on the date one year following the Closing Date, except that (i) the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.5, 3.1 and 3.2 shall survive the Closing without limitation and (ii) the representations and warranties set forth in Sections 2.9, 2.22 and 2.23 shall survive until 30 days following expiration of all statutes of limitation applicable to the matters referred to therein. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of any claims arising from or related to the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party. The rights to indemnification set forth in this Article VI shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date (including through supplements to the Disclosure Schedule permitted by Section 4.5), with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation that is the subject of indemnification hereunder or (ii) unless otherwise agreed in writing by the Parties, any waiver by an Indemnified Party of any closing condition relating to the accuracy of any representations and warranties or the performance of or compliance with agreements and covenants.

     6.5. Limitations.

          (a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Indemnifying Securityholder for Damages under Section 6.1(a) shall not exceed $9,000,000 and (ii) the Indemnifying Securityholder shall not be liable under Section 6.1(a) unless and until the aggregate Damages for which they or it would otherwise be liable under Section 6.1(a) exceed $325,000; provided that the limitation set forth in this sentence shall not apply to a claim pursuant to Section 6.1(a) relating to a breach of the representations and warranties set forth in Section 2.2, 2.3, 2.13, 2.22 or 2.23, to a breach of the covenants set forth in Section 4.8, to any operational compliance failure of the Company's 401(k) plan set forth in Section 2.22(a) of the Disclosure Schedule or to any claim for indemnity pursuant to Section 6.1(e). For purposes solely of computing the amount of any damages that may be payable under this Article VI (and not of determining the existence of a breach of any representation or warranty), all representations and warranties of the Company in Article II (other than Sections 2.7 and 2.30) shall be construed as if the term "material" and any reference to "Company Material Adverse Effect" (and variations thereof) were omitted from such representations and warranties.

          (b) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Buyer for Damages under Section 6.2(a) shall not exceed $9,000,000, and (ii) the Buyer shall not be liable under Section 6.2(a) unless and until the aggregate Damages for which it would otherwise be liable under
Section 6.2(a) exceed $325,000, provided that the limitation set forth in this sentence shall not apply to a claim pursuant to Section 6.2(a) relating to a breach of the representations and warranties set forth in Section 3.1 or 3.2 and the covenant set forth in Section 4.2(c).

          (c) Except with respect to claims based on fraud and claims for equitable relief, after the Closing, the rights of the Indemnified Parties under this Article VI shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

          (d) The Indemnifying Securityholder shall not have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

                                   ARTICLE VII
                                   TERMINATION

     7.1. Termination of Agreement. The Parties may terminate this Agreement prior to the Closing, as provided below:

          (a) the Parties may terminate this Agreement by mutual written consent;

          (b) the Buyer may terminate this Agreement by written notice to the Primary Shareholder or the Company if the Joint Venture Agreement is terminated for any reason.

          (c) the Primary Shareholder or the Company may terminate this Agreement by written notice to the Buyer if the Joint Venture Agreement is terminated for any reason.

          (d) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (c) or (d) of Section 5.1 not to be satisfied and (ii) is not cured within 20 days following delivery by the Buyer to the Company of written notice of such breach;

          (e) the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (a) or (b) of Section 5.2 not to be satisfied and (ii) is not cured within 20 days following delivery by the Company to the Buyer of written notice of such breach;

          (f) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before August 31, 2006 by reason of the failure of any condition precedent under Section 5.1 (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); or

          (g) the Company may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before August 31, 2006 by reason of the failure of any condition precedent under Section 5.2 (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

     7.2. Effect of Termination. If any Party terminates this Agreement pursuant to Section 7.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement prior to such termination).

                                  ARTICLE VIII
                             POST-CLOSING COVENANTS

     8.1. Proprietary Information. From and after the Closing, the Primary Shareholder shall not disclose or make use of (except to pursue their rights under this Agreement), and shall use their best efforts to cause all of their Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to the Company, the Company's business or the Buyer or its business (including the financial information, technical information or data relating to the Company's products and names of customers of the Company, except to the extent that such knowledge, information or documents shall have become public knowledge other than through improper disclosure by the Company (prior to the Closing), the Primary Shareholders or any of its Affiliates.

     8.2. Solicitation and Hiring. For a period of two years after the Closing Date, the Primary Shareholders shall not, either directly or indirectly (including through an Affiliate), (a) solicit or attempt to induce any Restricted Employee to terminate such Restricted Employee's employment with the Company or any Affiliate of the Company or (b) hire or attempt to hire any Restricted Employee; provided that this clause (b) shall not apply to any individual whose employment with the Company or an Affiliate of the Company has been terminated for a period of six months or longer.

                                   ARTICLE IX
                                   DEFINITIONS

     For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

     "Action" shall have the meaning set forth in Section 4.2(c)(ii).

     "Adjusted Merger Consideration" shall mean (A) the Base Merger Consideration, plus (B) the amount, if any, by which the accounts receivable of the Company due from the "Customer" identified in Section 2.4 of the Disclosure
Schedule increase from September 30, 2005 to the Closing Date, provided that such amount shall not exceed $3,500,000, minus (C) the sum of (i) the Mizuho Payoff Amount, (ii) the BTM Payoff Amount, (iii) the SMBC Payoff Amount, and
(iv) the ICO Credit.

     "Affiliate" shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

     "Agreed Amount" shall mean part, but not all, of the Claimed Amount.

     "Agreement" has the meaning set forth in the first paragraph of this Agreement.

     "Antitrust Counsel" shall have the meaning set forth in Section 4.2(c)(ii).

     "Antitrust Laws" shall mean the antitrust laws of the United States or any state thereof, including Sections 1 and 2 of the Sherman Act, Sections 3, 4, 7 or 7(a) of the Clayton Act, and Section 5 of the Federal Trade Commission Act.

     "Antitrust Order" shall have the meaning set forth in Section 4.2(c)(iii).

     "Articles of Merger" shall mean the certificate of merger or other appropriate documents prepared and executed in accordance with Section 60.494 of the Oregon Business Corporation Act.

     "Base Merger Consideration" shall equal $45,000,000.

     "BTM Payoff Amount" shall have the meaning set forth in Section 1.3(g).

     "Business Day" shall mean a day on which banks are open for business in Boston, Massachusetts, Portland, Oregon, and Tokyo, Japan.

     "Buyer" shall have the meaning set forth in the first paragraph of this Agreement.

     "Buyer Certificate" shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to Legal Proceedings involving the Buyer or the Transitory Subsidiary) of
Section 5.2 is satisfied in all respects.

     "CERCLA" shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     "Claim Notice" shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

     "Claimed Amount" shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

     "Closing" shall mean the closing of the transactions contemplated by this Agreement.

     "Closing Date" shall mean the date five Business Days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V), or such other date as may be mutually agreeable to the Parties.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Common Shares" shall mean shares of common stock, no par value per share, of the Company.

     "Company" shall have the meaning set forth in the first paragraph of this Agreement.

     "Company Certificate" shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Company) of Section 5.1 and clauses
(a) through (c) (insofar as clause (c) relates to Legal Proceedings involving the Buyer) of Section 5.2 is satisfied in all respects.

     "Company Intellectual Property" shall mean the Intellectual Property owned by or licensed to the Company and covering, incorporated in, underlying or used in connection with the Customer Deliverables or the Internal Systems.

     "Company Material Adverse Effect" shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (a) the business, assets, liabilities, capitalization, prospects (based on the business of the Company as currently proposed to be conducted by the Company), condition (financial or other), or results of operations of the Company, or (b) the ability of the Buyer to operate the business of the Company immediately after the Closing as operated in the twelve month period immediately preceding the Closing; provided, however, that such material adverse change, event, circumstance, development or effect shall exclude (i) any change, effect, event, or development (individually or in the aggregate) generally affecting the industry in which the

Company operates or attributable to conditions affecting the United States economy as a whole and (ii) any cancellation of customer orders, reductions in sales or disruption in supplier relationships, in each case to the extent attributable to the public announcement or pendency of the Merger. For the avoidance of doubt, the Parties agree that the terms "material," "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

     "Company Plan" shall mean any material Employee Benefit Plan maintained, or contributed to, by the Company or any ERISA Affiliate for the benefit of any current or former employee of the Company with respect to which the Company could have any liability.

     "Company Shares" shall mean the Common Shares and the Preferred Shares together.

     "Company Stock Plan" shall mean the 2001 Stock Incentive Plan adopted by the Company's Board of Directors and shareholders on July 20, 2001 and July 27, 2001, respectively, and as amended by the Company's Board of Directors and shareholders on April 5, 2004 and April 9, 2004, respectively.

     "Company Shareholder" shall mean a holder of record of Common Shares immediately prior to the Effective Time.

     "Controlling Party" shall mean the Party controlling the defense of any Third Party Action.

     "Customer Deliverables" shall mean (a) the products that the Company (i) currently manufactures, markets, sells or licenses, (ii) has manufactured, marketed, sold or licensed within the previous three years or (iii) has any obligations to manufacture, market, sell or license in the future and (b) the services that the Company (i) currently provides, (ii) has provided within the previous three years or (iii) currently plans to provide in the future.

     "Damages" shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation or other dispute resolution proceedings relating to a Third Party Action or an indemnification claim under
Article VI).

     "Disclosure Schedule" shall mean the disclosure schedule provided by the Company to the Buyer on the date hereof and accepted in writing by the Buyer.

     "Dispute" shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

     "Dissenting Shares" shall mean Company Shares held as of the Effective Time by a Company Shareholder who has not voted such Company Shares in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 60.551 to 60.594 of the Oregon Business Corporation Act and not effectively withdrawn or forfeited prior to the Effective Time.

     "Effective Time" shall mean the time at which the Surviving Corporation files the Articles of Merger with the Secretary of State of the State of Oregon.

     "Employee Benefit Plan" shall mean any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

     "Environmental Law" shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of Persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property that may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (i) health and safety of employees and other individuals. As used above, the term "release" shall have the meaning set forth in CERCLA.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall mean any Person that is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.

     "Expected Claim Notice" shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VI.

     "Financial Statements" shall mean:

          (a) the audited balance sheets and statements of income, changes in shareholders' equity and cash flows of the Company as of the end of and for each of the fiscal years ended February 29, 2004 and February 28, 2005, and

          (b) the unaudited balance sheet and statements of income, changes in shareholders' equity and cash flows of the Company for the fiscal year ended February 28, 2006; and

          (c) the Most Recent Balance Sheet and the unaudited statements of income, changes in shareholders' equity and cash flows for the one-month period ended as of the Most Recent Balance Sheet Date.

     "GAAP" shall mean United States generally accepted accounting principles.

     "Governmental Entity" shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

     "ICO Credit" shall mean the amount by which the aggregate amount of Intercompany Obligations as of the Closing Date exceeds $3,500,000.

     "Indemnified Party" shall mean a Party entitled, or seeking to assert rights, to indemnification under Article VI.

     "Indemnifying Party" shall mean the Party from which indemnification is sought by the Indemnified Party.

     "Indemnifying Securityholder" shall mean Yaskawa Electric Corporation.

     "Intellectual Property" shall mean all:

          (a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;

          (b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof;

          (c) copyrights and registrations and applications for registration thereof;

          (d) mask works and registrations and applications for registration thereof;

          (e) computer software, data and documentation;

          (f) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

          (g) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and

          (h) copies and tangible embodiments thereof.

     "Intercompany Obligations" shall mean all payables, liabilities and other obligations owed by the Company to the Primary Shareholder and its Affiliates from time to time.

     "Internal Systems" shall mean the internal systems of the Company that are used in its business or operations, including computer hardware systems, software applications and embedded systems.

     "Joint Venture Agreement" shall mean the joint venture agreement, dated as of the date hereof, between the Primary Shareholder and the Buyer

     "Joint Venture Conditions" shall mean the satisfaction of the terms and conditions set forth in Sections 1.4, 1.5, 1.6 and 1.8 and Article IV of the Joint Venture Agreement.

     "Lease" shall mean any lease or sublease pursuant to which the Company leases or subleases from another Person any real property.

     "Legal Proceeding" shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

     "Materials of Environmental Concern" shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any Environmental Law.

     "Merger" shall mean the merger of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement.

     "Mizuho Payoff Amount" shall have the meaning set forth in Section 1.3(f).

     "MOU" shall mean the "Memorandum of Understanding" identified in Section
2.7 of the Disclosure Schedule.

     "MOU Party" shall mean the entity identified as such in Section 2.7 of the Disclosure Schedule.

     "Most Recent Balance Sheet" shall mean the unaudited balance sheet of the Company as of the Most Recent Balance Sheet Date.

     "Most Recent Balance Sheet Date" shall mean March 31, 2006.

     "Non-controlling Party" shall mean the Party not controlling the defense of any Third Party Action.

     "Notice Date" shall have the meaning set forth in Section 4.11.

     "Open Inventory" shall mean inventory of the Company held by the Primary Shareholder or any of its Affiliates (other than the Company and its subsidiaries), excluding any inventory in transit from the Primary Shareholder to the Company as evidenced by a valid bill of lading.

     "Open Source Materials" shall mean all software or other material that is distributed as "free software," "open source software" or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD Licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License.

     "Option" shall mean each option to purchase or acquire Common Shares.

     "Ordinary Course of Business" shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

     "Participation Agreement" shall have the meaning set forth in Section 4.11.

     "Parties" shall mean the Buyer, the Transitory Subsidiary, the Company and, as the context requires, the Primary Shareholder.

     "Permits" shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

     "Person" means any corporation, limited or general partnership, limited liability company, trust, unincorporated association, any other entity or organization, Governmental Entity, or an individual.

     "Preferred Shares" shall mean the shares of preferred stock, no par value per share, of the Company.

     "Price Per Share" shall mean (a) the Adjusted Merger Consideration divided by (b) the number of Common Shares outstanding immediately prior to the Closing.

     "Primary Shareholder" shall mean Yaskawa Electric Corporation.

     "Qualifying Condition" shall mean, with respect to any inventory of the Company, that such inventory is in saleable condition and at the current revision level for each product.

     "Reasonable Best Efforts" shall mean best efforts, to the extent commercially reasonable.

     "Release Documentation" shall mean any and all agreements, documents, terminations, discharges, releases and other similar instruments, including any and all of the foregoing as may be reasonably requested by the Buyer, evidencing
(i) the termination of all commitments and releases of all obligations under or in connection with the Master Promissory Note, dated November 28, 2001, issued by the Company to Mizuho Corporate Bank, Ltd., the Master Promissory Note, dated June 15, 2001, issued by the Company to Mizuho Corporate Bank, Ltd, the Uncommitted Loan Agreement, dated June 1, 2003, between The Bank of Tokyo-Mitsubishi UFJ, Ltd and the Company, and the Uncommitted and Revolving Credit Line Agreement, dated June 8, 2005, between Sumitomo Mitsui Banking Corporation and the Company (together, the "Loan Documents") and (ii) all lien releases and other similar discharge or release documents (and if applicable, in recordable form) that release the security interests and all other notices of security interests and liens previously filed or registered by Mizuho Corporate Bank, Ltd, The Bank of Tokyo-Mitsubishi UFJ, Ltd and Sumitomo Mitsui Banking Corporation (together, the "Lenders") with respect to the obligations under the Loan Documents. The Company shall cause to be returned to the Buyer within 10 days any and all original notes or guarantees issued to lender by the Company marked "Terminated" or "Paid," any and all pledged stock certificates and related stock powers and pledged notes and related endorsements previously delivered to the Lenders in connection with the Loan Documents.

     "Requisite Shareholder Approval" shall mean the adoption of this Agreement and the approval of the Merger by a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement and the Merger.

     "Response" shall mean a written response containing the information provided for in Section 6.3(c).

     "Restricted Employee" shall mean any individual who either (a) was an employee of the Buyer on either the date of this Agreement or the Closing Date or (b) was an employee of the Company on either the date of this Agreement or the Closing Date and received an employment offer from the Buyer within five Business Days following the Closing Date.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Security Interest" shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (a) mechanic's, materialmen's, and similar liens, (b) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation, (c) liens on goods in transit incurred pursuant to documentary letters of credit, (d) liens for taxes not yet due and payable that are not overdue or that are being contested in good faith by appropriate proceedings, (e) deposits or pledges made in connection with or to secure payment of workers' compensation, unemployment, insurance, or similar payments mandated by applicable law, (f) lien securing debt reflected in the Financial Statements or Most Recent Balance Sheet (g) the rights of lessors under leases under which the Company is the lessee, and (h) liens securing rental payments under capital lease arrangements disclosed in the Disclosure Schedule, in each case arising in the Ordinary Course of Business of the Company and not material to the Company.

     "SMBC Payoff Amount" shall have the meaning set forth in Section 1.3(h).

     "Software" shall mean any of the software owned by the Company.

     "Subsidiary" shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

     "Support" shall mean production of documents, furnishing of information (whether in documentary form or otherwise), making available employees and agents for interviews and testimony, and such other efforts as may be reasonably necessary or advisable in order to support the representation and defense directed by the Buyer in connection with any Action, in each case to the extent such documents, information, interview and testimony subjects, and other matters are not readily available to the Buyer.

     "Surviving Corporation" shall mean the Company, as the corporation surviving the Merger.

     "Taxes" shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

     "Tax Returns" shall mean all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

     "Third Party Action" shall mean any suit or proceeding by a Person other than a Party for which indemnification may be sought by a Party under Article VI.

     "Transitory Subsidiary" shall have the meaning set forth in the first paragraph of this Agreement.

     "U.S. Supply Agreement" shall mean the U.S. robot supply agreement, to be dated as of the Closing Date, between the Primary Shareholder and the Buyer in the form attached hereto as Exhibit A with such modifications as may be agreed upon by the parties thereto pursuant to Section 5.2(i)

     "Warrant" shall mean each warrant or other contractual right to purchase or acquire Company Shares, provided that Options and Preferred Shares shall not be considered Warrants.

                                    ARTICLE X
                                  MISCELLANEOUS

     10.1. Press Releases and Announcements. No Party, Primary Shareholder, or Affiliate of a Party or a Primary Shareholder shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule, in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure.

     10.2. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions in
Article I concerning payment of the Merger Consideration are intended for the benefit of the Indemnifying Securityholder, (b) the provisions of Article VI concerning indemnification are intended for the benefit of and to bind on the Indemnifying Securityholder; and (c) the provisions of Section 4.8 concerning indemnification are intended for the benefit of the individuals specified therein.

     10.3. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the letter agreement relating to confidentiality dated June 1, 2005 between the Buyer and the Primary Shareholder shall remain in effect in accordance with its terms.

     10.4. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign any of its rights or delegate any of its performance obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer. Any purported assignment of rights or delegation of performance obligations in violation of this Section 10.4 is void.

     10.5. Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

     10.6. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.7. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one Business Day after it is sent for next Business Day delivery via a reputable international overnight courier service, in each case to the intended recipient as set forth below:

If to the Company:                       Copy to:

Synetics Solutions Inc.                  Prior to the Closing, to the Primary
18870 NE Riverside Parkway               Shareholder (with copy to Masuda,
Portland, Oregon 97230 U.S.A.            Funai, Eifert & Mitchell, Ltd.) as set
                                         forth below

                                         Subsequent to the Closing, to the Buyer
                                         (with copy to Wilmer Cutler Pickering
                                         Hale and Dorr LLP) as set forth below

If to the Buyer or the Transitory        Copy to:
Subsidiary:

Brooks Automation, Inc.                  Wilmer Cutler Pickering Hale and Dorr
15 Elizabeth Drive                       LLP
Chelmsford, Massachusetts 01824 U.S.A.   60 State Street
Attention: Thomas S. Grilk, Esq.         Boston, Massachusetts 02109 U.S.A.
Fax: 978-262-2511                        Attention: Mark G. Borden
                                         Fax: 617-526-5000

If to the Primary Shareholder:           Copy to:

Yaskawa Electric Corporation             Masuda, Funai, Eifert & Mitchell, Ltd.
2-1 Kurosaki-shiroishi                   203 N. LaSalle Street, Suite 2500
Yahatanishi-ku                           Chicago, Illinois 60601-1262 U.S.A.
Kitakyushu 806-0004, Japan               Attention: Mary W. Shellenberg
Attention: Koki Nakamura                 Fax: 312-245-7467
Fax: +81-93-645-7918

     Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for which it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     10.8. Governing Law. All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of New York.

     10.9. Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to or after the Closing; provided, however, that any amendment shall be subject to any restrictions contained in the Oregon Business Corporation Act. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties, including the Primary Shareholder (but excluding the Transitory Subsidiary) with respect to any amendment after the Closing. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     10.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

     10.11. Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of the United States District Court for the Southern District of New York or any state court in New York County in the State of New York in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and
(e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.7, provided that nothing in this Section 10.11 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

     10.12. Construction.

          (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

          (b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

          (c) Any reference herein to "including" shall be interpreted as "including without limitation."

          (d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

                                      * * *

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                        BROOKS AUTOMATION, INC.

                                        /s/ Edward C. Grady
                                        ----------------------------------------
                                        By: Edward C. Grady
                                            ------------------------------------
                                        Title: President
                                               ---------------------------------


                                        BRAVO ACQUISITION SUBSIDIARY, INC.

                                        /s/ Edward C. Grady
                                        ----------------------------------------
                                        By: Edward C. Grady
                                            ------------------------------------
                                        Title: President
                                               ---------------------------------


                                        SYNETICS SOLUTIONS INC.

                                        /s/ Gen Kudo
                                        ----------------------------------------
                                        By: Gen Kudo
                                            ------------------------------------
                                        Title: Chairman of the Board
                                               ---------------------------------

     The following shareholder of the Company hereby executes this Agreement for the limited purpose of agreeing to and becoming bound by the provisions of Sections 1.3(j), 4.2, 4.6, 4.7, 4.9, 4.10, 4.11, 4.12, 5.1, 5.2 and of Articles
VI, VII, VIII, IX and X.

                                        YASKAWA ELECTRIC CORPORATION

                                        /s/ Koji Toshima
                                        ----------------------------------------
                                        By: Koji Toshima
                                            ------------------------------------
                                        Title: President
                                               ---------------------------------